Exhibit 99.1

Schlumberger Announces Third-Quarter 2012 Results

Houston, October 19, 2012 – Schlumberger Limited (NYSE:SLB) today reported third-quarter 2012 revenue of $10.61 billion versus $10.45 billion in the second quarter of 2012, and $9.55 billion in the third quarter of 2011.

Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.44 billion—an increase of 3% sequentially and 10% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $1.08 versus $1.05 in the previous quarter, and $0.96 in the third quarter of 2011.

Schlumberger recorded charges of $0.02 per share in each of the third and second quarters of 2012 and the third quarter of 2011.

Oilfield Services revenue of $10.61 billion increased 2% sequentially and 11% year-on-year. Oilfield Services pretax operating income of $2.14 billion increased 2% sequentially and 11% year-on-year.

Schlumberger CEO Paal Kibsgaard commented, “Our third-quarter results reflected steady international growth although performance in regional markets varied through activity mix and changes to project schedules. Key markets, both on land and offshore, continued to drive performance as international demand for reservoir characterization and drilling services more than offset weakness in the North America pressure pumping market.

Both Middle East & Asia and Europe/CIS/Africa Areas delivered strong results, while Latin America revenue was flat with the previous quarter due to operational delays, project mobilizations and changes in activity mix. In North America, a slow seasonal recovery in Canada, falling US land rig count, continued oversupply of hydraulic fracturing capacity, and the effects of Hurricane Isaac all impacted performance.

International pricing continued a steady upwards trend during the quarter, driven by higher sales of new technology and strong operational performance. Service capacity remained tight for Seismic, Wireline and Drilling & Measurements services, and we also saw signs of capacity tightening in our Well Testing business. Schlumberger Production Management continued to ramp-up operations on the Shushufindi project in Ecuador and the Carrizo field in Mexico, and we started mobilizing for the Panuco project, also in Mexico.

Among new Schlumberger technologies, HiWAY stimulation activity continued to grow, the first commercial IsoMetrix marine seismic acquisition was completed and we introduced several new and unique Wireline services during the quarter.

Against these results, there continues to be uncertainty surrounding the outlook for the global economy. Central bank interventions in the US and in Europe, together with signs of a managed slowdown in the Chinese economy left estimates for future world GDP growth largely unchanged. At the same time, the balance of oil supply and demand continues to be tight, with continued production challenges in non-OPEC countries, and OPEC spare capacity remaining close to a five-year low. This overall landscape leads us to believe that oil prices will be supported around current levels although remaining subject to volatility.

We still expect our international activity to grow in excess of 10% in 2012. In North America on the other hand, the strength in Gulf of Mexico activity will continue to be challenged by weakness in the land hydraulic fracturing market and early signs of softening in the land coiled-tubing business.

In this market we will continue to maintain a relentless focus on the quality and efficiency of our execution. This, in combination with our balanced technology portfolio and unmatched international strength, creates an environment in which Schlumberger is very favorably placed to deliver superior financial results.”

Other Events:

•	During the quarter, Schlumberger repurchased 2.2 million shares of its common stock at an average price of $68.19 for a total purchase price of $149 million.

•	During the quarter, Schlumberger issued $1 billion of 1.25% five-year notes due 2017 and $1 billion of 2.40% ten-year notes due 2022.

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Third Quarter		Nine Months
Periods Ended September 30	2012	2011	2012	2011
Revenue	$10,608	$9,546	$30,974	$26,658
Interest and other income, net (1)	44	34	137	94
Expenses
Cost of revenue	8,290	7,444	24,265	20,951
Research & engineering	289	266	855	800
General & administrative(2)	95	87	294	319
Merger & integration(2)	32	26	68	91
Interest	89	70	246	212

Income before taxes	1,857	1,687	5,383	$4,379
Taxes on income(2)	442	398	1,287	1,051

Income from continuing operations	1,415	1,289	4,096	3,328
Income from discontinued operations	12	16	51	261

Net income	1,427	1,305	4,147	3,589
Net income attributable to noncontrolling interests	3	4	20	5

Net income attributable to Schlumberger	$1,424	$1,301	$4,127	$3,584

Schlumberger amounts attributable to:
Income from continuing operations(2)	$1,412	$1,285	$4,076	$3,323
Income from discontinued operations	12	16	51	261

Net income	$1,424	$1,301	$4,127	$3,584

Diluted earnings per share of Schlumberger
Income from continuing operations(2)	$1.06	$0.95	$3.04	$2.43
Income from discontinued operations	0.01	0.01	0.04	0.19

Net income	$1.07	$0.96	$3.08	$2.62

Average shares outstanding	1,328	1,345	1,331	1,352
Average shares outstanding assuming dilution	1,336	1,357	1,340	1,365

Depreciation & amortization included in expenses(3)	$864	$825	$2,570	$2,415

1)	Includes interest income of:

Third quarter 2012—$8 million (2011—$10 million)

Nine months 2012—$23 million (2011—$28 million)

2)	See pages 6 for details of charges and credits.
3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Sept. 30,	Dec. 31,
Assets	2012	2011
Current Assets
Cash and short-term investments	$4,760	$4,827
Receivables	11,450	9,500
Other current assets	6,741	6,212

	22,951	20,539
Fixed income investments, held to maturity	246	256
Fixed assets	14,104	12,993
Multiclient seismic data	504	425
Goodwill	14,524	14,154
Other intangible assets	4,858	4,882
Other assets	2,254	1,952

	$59,441	$55,201

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,913	$7,579
Estimated liability for taxes on income	1,459	1,245
Short-term borrowings and current portion of long-term debt	1,792	1,377
Dividend payable	368	337

	11,532	10,538
Long-term debt	9,397	8,556
Postretirement benefits	1,398	1,732
Deferred taxes	1,642	1,731
Other liabilities	1,161	1,252

	25,130	23,809
Equity	34,311	31,392

	$59,441	$55,201

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the year to date follow:

(Stated in millions)
Nine Months	2012
Net Debt, January 1, 2012	$(4,850)
Income from continuing operations	4,096
Depreciation and amortization	2,570
Pension and other postretirement benefits expense	298
Excess of equity income over dividends received	(87)
Stock-based compensation expense	251
Pension and other postretirement benefits funding	(462)
Increase in working capital	(2,816)
Capital expenditures	(3,162)
Multiclient seismic data capitalized	(260)
Dividends paid	(1,067)
Proceeds from employee stock plans	385
Stock repurchase program	(972)
Business acquisitions and investments, net of cash and debt acquired	(712)
Proceeds from the sale of Wilson	906
Proceeds from the sale of CE Franklin	122
Other	(472)
Currency effect on net debt	49

Net Debt, September 30, 2012	$(6,183)

Components of Net Debt	Sept. 30, 2012	Dec. 31, 2011
Cash and short-term investments	$4,760	$4,827
Fixed income investments, held to maturity	246	256
Short-term borrowings and current portion of long-term debt	(1,792)	(1,377)
Long-term debt	(9,397)	(8,556)

	$(6,183)	$(4,850)

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

		(Stated in millions, except per share amounts)
	Third Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,857	$442	$3	$1,412	$1.06
Merger and integration costs	32	4	—	28	0.02	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,889	$446	$3	$1,440	$1.08

	Second Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,839	$445	$12	$1,382	$1.03
Merger and integration costs	22	1	—	21	0.02	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,861	$446	$12	$1,403	$1.05

	Third Quarter 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS(*)	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,687	$398	$4	$1,285	$0.95
Merger and integration costs	26	3	—	23	0.02	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,713	$401	$4	$1,308	$0.96

	Nine Months 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$5,383	$1,287	$20	$4,076	$3.04
Merger and integration costs	68	6	—	62	0.05	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$5,451	$1,293	$20	$4,138	$3.09

	Nine Months 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS(*)	Income Statement Classification
Schlumberger income from continuing operations, as reported	$4,379	$1,051	$5	$3,323	$2.43
Merger and integration costs	91	17	—	74	0.05	Merger & integration
Donation to Schlumberger Foundation	50	10	—	40	0.03	General & administrative

Schlumberger income from continuing operations, excluding charges & credits	$4,520	$1,078	$5	$3,437	$2.52

(*)	Does not add due to rounding

Product Groups

	(Stated in millions)
	Three Months Ended
	Sept. 30, 2012		Jun. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$2,910	$838	$2,778	$784
Drilling	4,048	733	4,001	738
Production	3,675	548	3,738	612
Eliminations & other	(25)	23	(69)	(35)

	10,608	2,142	10,448	2,099
Corporate & other	—	(176)	—	(169)
Interest income(1)	—	8	—	7
Interest expense(1)	—	(85)	—	(76)
Charges & credits	—	(32)	—	(22)

	$10,608	$1,857	$10,448	$1,839

Geographic Areas

	(Stated in millions)
	Three Months Ended
	Sept. 30, 2012		Jun. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$3,290	$610	$3,367	$695
Latin America	1,860	333	1,857	354
Europe/CIS/Africa	2,985	646	2,923	592
Middle East & Asia	2,352	570	2,200	505
Eliminations & other	121	(17)	101	(47)

	10,608	2,142	10,448	2,099
Corporate & other	—	(176)	—	(169)
Interest income(1)	—	8	—	7
Interest expense(1)	—	(85)	—	(76)
Charges & credits	—	(32)	—	(22)

	$10,608	$1,857	$10,448	$1,839

(1)	Excludes interest included in the Product Groups and Geographic Areas Results.

Oilfield Services

Third-quarter revenue of $10.61 billion increased $160 million or 2% sequentially and $1.1 billion or 11% year-on-year due to robust international activity. Sequentially, Reservoir Characterization Group revenue grew 5% to reach $2.9 billion while Drilling Group revenue of $4.0 billion was 1% higher. Production Group revenue declined 2% sequentially to $3.7 billion. Geographically, international revenue of $7.2 billion increased $217 million, or 3%, while North America revenue of $3.3 billion declined by $76 million, or 2%, sequentially.

Reservoir Characterization Group revenue increased sequentially due to higher WesternGeco marine vessel utilization in the North Sea and the Kara Sea and improved UniQ* land seismic productivity in the Middle East region. Testing Services revenue increased strongly in exploration and development projects in Europe, Africa and the Latin America Area. Drilling Group revenue increased on robust international and offshore demand for Drilling & Measurements services, mainly in the Middle East & Asia Area. Drilling Tools & Remedial Services also contributed to growth particularly through the addition of recently acquired CASING DRILLING™ and Radius services. The decline in Production Group revenue resulted primarily from Well Services in North America land where the oversupply of hydraulic horsepower continued to exert downward pricing pressure on sequentially flat activity. The lower revenue was partially offset by increased Well Intervention Services activity in the North Sea and Russia, and higher Completions product sales across the Areas, including the subsea project start-up in Russia.

Among the Areas, Middle East & Asia revenue of $2.4 billion grew 7% sequentially led by strong offshore activity in the Australasia GeoMarket; solid workover, development and exploration operations in the Saudi Arabia & Bahrain GeoMarket; robust seismic and drilling activity in the Brunei, Malaysia & Philippines GeoMarket; and higher drilling and stimulation work in the China, Japan & Korea GeoMarket. In Europe/CIS/Africa, revenue of $3.0 billion increased 2% from strong seismic acquisition services for WesternGeco in the North Sea and the Kara Sea, robust onshore activity in Western Siberia, and continued exploration growth in East Africa. These increases were partially offset by local delays and rig start-ups in North Africa. In Latin America, revenue of $1.9 billion was flat sequentially as the contribution of the Schlumberger Production Management project in Ecuador was offset by local operational delays, mobilization activities, and a shift in activity mix in other GeoMarkets. North America revenue of $3.3 billion decreased 2% due to the muted Canadian seasonal recovery, the drop in US land rig count, the continued pricing weakness in the US land hydraulic fracturing market, and the activity shut-down associated with Hurricane Isaac in the US Gulf of Mexico.

Third-quarter pretax operating income of $2.1 billion increased 2% sequentially and 11% year-on-year. International pretax operating income of $1.5 billion grew 7% sequentially and 39% year-on-year while North America pretax operating income of $610 million declined 12% sequentially and 27% year-on-year.

Pretax operating margin of 20.2% increased 11 basis points (bps) sequentially and was down 4 bps year-on-year. International pretax operating margin of 21.5% expanded 73 bps sequentially and 330 bps year-on-year due to strong results in the Middle East & Asia and Europe/CIS/Africa Areas. In North America, pretax operating margin of 18.6% decreased 209 bps sequentially and 669 bps year-on-year from the lower US land rig count and from lower pricing due to excess pressure pumping capacity. In addition, cost inflation for raw materials also continued to impact margins. By segment, Reservoir Characterization Group pretax operating margin reached 28.8% while the pretax operating margins of the Drilling and Production Groups were 18.1% and 14.9%, respectively.

Reservoir Characterization Group

Third-quarter revenue of $2.91 billion increased $133 million or 5% sequentially, and grew $422 million or 17% year-on-year. Pretax operating income of $838 million was 7% higher sequentially, and grew 38% year-on-year.

Sequentially, revenue increased from higher WesternGeco marine vessel utilization in the North Sea and the Kara Sea following the seasonal transits and dry-dockings of the second quarter, as well as from improved UniQ productivity in the Middle East region. Testing Services revenue growth was also strong on exploration and development projects in Europe, Africa and the Latin America Area. Wireline revenue was lower due to project delays in North Africa, operational interruptions in Norway and Colombia, and limited growth in the US Gulf of Mexico due to the activity shut-down associated with Hurricane Isaac. Schlumberger Information Solutions software sales were also lower following strong results in the previous quarter.

Pretax operating margin of 28.8% increased 58 bps sequentially and 431 bps year-on-year. Sequential margin expansion was primarily due to higher WesternGeco asset utilization, improved pricing and a favorable mix of multiclient data sales. Testing Services margins expanded through technology mix in exploration and development projects. These improvements were, however, subdued by lower Wireline margins as a result of local factors that delayed and interrupted activities.

A number of technology highlights across the Reservoir Characterization Group contributed to the third-quarter results.

In the UK sector of the North Sea, WesternGeco has completed the first commercial IsoMetrix* marine isometric seismic survey over an oil field operated by Statoil, with the objectives of imaging and mapping multiple reservoirs. The results are expected to provide a superior image of the complex channel sands for better reservoir characterization. The project was conducted by the Western Pride, with processing and imaging performed in the GeoSolutions center in Gatwick, UK.

Offshore Malaysia, WesternGeco has been awarded several new technology contracts, including the world’s first commercial 3D survey using ObliQ* sliding-notch marine broadband acquisition and imaging technique for PETRONAS, and a second ObliQ program for JX Nippon in the Sabah deepwater block. In addition, Hess Exploration and Production Malaysia B.V. selected DISCover* deep interpolated streamer technology for the North Malay Basin project. This latter project comprises nine offshore gas fields and includes processing of up to 4,500 km2 of full-fold 3D broadband seismic data over two seismic acquisition seasons.

During the 2012 summer season, WesternGeco conducted two frontier arctic programs. These included a 3,000-km2 program for Rosneft in collaboration with DalMorNeftGeofizica JSC on the EPNZ-1 block in the arctic Kara Sea, one of the most extensive 3D survey in the Russian arctic to date, and a survey for

Chevron using Q-Marine Solid* streamer technology in the Canadian Beaufort Sea. Both seismic programs were in remote areas and required customized solutions to meet operational challenges in the difficult arctic environment.

WesternGeco was awarded a 400-km2 4D monitor survey on the Total USAN field, offshore Nigeria. The survey is the first in a series of time-lapse surveys set six months apart that Total is undertaking in order to see a marked 4D signal over the field. The survey will be conducted by the WesternGeco Amundsen using Q-Marine Solid streamer technology and DSC* dynamic spread control to maximize source and receiver repeatability.

Total has also awarded WesternGeco a 1,200-km2 3D survey over the Austral Fenix block offshore Argentina to be conducted by the WG Vespucci and a 7,000-km2 3D acquisition and processing contract offshore Uruguay to be conducted by the WG Tasman. Data processing for the Uruguay project will begin on board the vessel.

In the Western US Gulf of Mexico, WesternGeco has begun acquisition of the Revolution V multiclient survey, combining advanced Dual Coil Shooting* multivessel full-azimuth acquisition with proprietary ObliQ sliding-notch broadband acquisition and imaging technology to enhance imaging of potential subsalt prospects.

In Oman, the Wireline FMI-HD* high-definition formation microimager was run in a well drilled with water-based mud in a tight and mineralogically complex carbonate reservoir. Combining the tool’s high-definition image with ECS* elemental capture spectroscopy and CMR* combinable magnetic resonance tool measurements, it became possible to select optimum stations for pressure surveillance and fluid sampling using Saturn* 3D radial probe and InSitu Fluid Analyzer* technologies to acquire fluid composition, gas-oil ratio, density and viscosity data in real time.

In South Texas, SureLog* Thrubit wireline triple-combo technology was deployed for Forest Oil to qualify reservoir potential and determine rock mechanical properties in wells in the Eagle Ford formation. The data were used to optimize fracture propagation in the Eagle Ford and Austin Chalk formations, resulting in new wells with higher oil production and the elimination of high salinity water that had hampered oil production in earlier wells completed in the same field. The ThruBit* logging services deployment system enabled logging and borehole conditioning in a single run, saving over 24 hours of rig time compared to drillpipe conveyed logging technology.

In Iraq, Schlumberger Wireline Dielectric Scanner* multifrequency dielectric dispersion technology was used to evaluate an unconventional reservoir through direct determination of hydrocarbon saturation in an unknown formation water salinity environment as well as texture in a complex carbonate environment. The service helped identify three additional reservoir columns that could have been missed with conventional formation evaluation methods.

In Nigeria, MDT* modular formation dynamics tester technology in combination with the InSitu Fluid Analyzer* system helped Total E&P Nigeria evaluate five potential reservoirs and determine their fluid content. The technology enabled compositional analysis yielding real-time gas-oil ratio in addition to fluorescence measurements. These measurements, in conjunction with the low viscosity fluid and high permeability formation allowed capture of single-phase samples. In addition, InSitu Density* reservoir fluid density sensors enabled direct, high-accuracy measurement of formation fluid densities.

Also in Nigeria, Wireline technologies and computational methods helped prove reservoir sands in an offshore well of AMNI International Petroleum Development Company Limited and AFREN Energy Resources Limited. MR Scanner* expert magnetic resonance technology accurately characterized rock quality and confirmed the presence of gas-, oil- and water-bearing sands. 4D processing was carried out for complete rock and fluid characterization and petrophysical workflow integration. The subsequent well test flowed high-quality hydrocarbons.

In Russia, Wireline TuffTRAC* cased hole services tractor technology was used in the Korchagin field for LUKOIL to convey logging tools in wells with horizontal and highly deviated sections. TuffTRAC technology enabled cement evaluation by CBL cement bond, VDL variable density and USI* ultrasonic imager tools, combined for the first time in Russia with the Wireline highly integrated gamma ray neutron sonde. TuffTRAC service helped the customer acquire high-quality logging data while saving more than 50 hours compared to conventional drillpipe logging conveyance.

In the Philippines, Schlumberger Testing has been awarded a contract for high-rate surface well test equipment and subsea landing string services by Shell for the Malampaya Phase II development. This development features two wells to be drilled in water depths exceeding 800 m with a challenging timeline for delivery of fit-for-purpose SenTREE* subsea test tree and SenTURIAN* subsea landing string electrohydraulic operating systems.

In Malaysia, Schlumberger was awarded a contract by Murphy Sabah Oil Company Limited for the provision of well testing, tubing conveyed perforating and SenTREE subsea test tree services. The scope of work covers services on the Kikeh field development, as well as exploration and appraisal work in the area.

In the UAE, Schlumberger has delivered and installed 21 PhaseWatcher* fixed multiphase well production monitoring equipment sets for permanent monitoring as part of the Umm Sheif and Zakum Phase 1 development plan for the Abu Dhabi Marine Operating Company. The deployment of these meters, equipped with Vx* multiphase well testing technology, has enabled production reconciliation factors above 90%. A further 27 PhaseWatcher meters have been ordered for the second phase of the project as well as for new field developments.

Drilling Group

Third-quarter revenue of $4.0 billion increased $47 million or 1% sequentially, and grew $473 million or 13% year-on-year. Pretax operating income of $733 million was 1% lower sequentially but increased 21% year-on-year.

Sequentially, revenue grew on robust international and offshore demand for Drilling & Measurements services, mainly in the Middle East & Asia Area. Drilling Tools & Remedial Services also contributed to growth through the addition of CASING DRILLING and Radius services. Revenue for Bits & Advanced Technologies products and services grew due to the seasonal rebound of activity in Canada, while Integrated Project Management saw increased activity on unconventional gas projects in the Australasia GeoMarket. M-I SWACO revenue fell as growth in China and Malaysia was more than offset by delayed operations in the Caspian region and lower activity in Norway and Denmark.

Pretax operating margin of 18.1% decreased 34 bps sequentially but increased 121 bps year-on-year. Among the Group Technologies, sequential margins expanded for Bits & Advanced Technologies through higher drillbit sales but this effect was not enough to offset decreased M-I SWACO margins from lower revenue, an adverse mix of activity, and project start-up delays.

A number of Drilling Group technologies contributed to the third-quarter results.

In French Guiana, NeoScope*† sourceless formation evaluation while drilling service acquired formation evaluation measurements for Tullow Oil, along with its partners, in a remote exploration well in the Zaedyus field. The acquisition of the new sourceless neutron-gamma-density measurement, along with porosity, spectroscopy and formation sigma data enabled real-time petrophysical evaluation and integration to pore pressure prediction models while drilling.

In Gabon, Drilling & Measurements PowerDrive Xceed* rotary steerable and EcoScope*† multifunction logging-while-drilling technologies together with a Smith drill bit were deployed for Total to drill a series of 3D highly deviated extended-reach sidetracks onshore. This included sidetracks performed just below the shoe. The combination of these technologies together with tool reliability has provided Total with significant time savings of up to 50% in rate of penetration increase and 40% reduction in number of runs, and an operating efficiency of 98% compared to other available technologies and bits.

Offshore Namibia, Drilling & Measurements seismicVISION* seismic-while-drilling technology helped Chariot Oil & Gas position a deviated exploration well in the reservoir, without additional rig time, by using real-time checkshot data to track drillbit position on the seismic section and change the planned well path to penetrate the required reservoir targets. The workflow was enabled by Schlumberger Petrel* E&P software and the InterACT* data delivery system. In addition, vertical seismic profile images from the seismicVISION service covering more than 300 m ahead of the bit confirmed the depth of key formation tops and provided confidence in having penetrated all required reservoir horizons. This eliminated the need to run 9 5/8-in casing, for a significant well cost saving.

In Japan, advanced Drilling & Measurements logging-while-drilling technologies were deployed on the JOGMEC Deep Water Methane Hydrate project. NeoScope sourceless formation evaluation while drilling, proVISION* real-time reservoir steering and geoVISION* image-while-drilling services provided the full suite of measurements needed for formation evaluation in gas hydrate development, including hydrate porosity, reservoir permeability and fracture analysis.

In Iraq, Drilling & Measurements Scope* family technologies were deployed in the Rumaila field operated by the Rumaila Operating Organization to drill and log the 6-in section. MicroScope* resistivity- and imaging-while-drilling and SonicScope* multipole sonic while drilling services successfully logged the section overcoming the washouts and tight spots that would have hindered conventional logging tools from reaching total depth.

Also in Iraq, Smith Bits technology helped the Rumaila Operating Organization achieve the fastest recorded rate of penetration in a well drilled in the Rumaila field. The 6-in SDi513UPX polycrystalline diamond compact bit with ONYX* cutter technology in combination with a Drilling & Measurements PowerDrive* 475 rotary steerable system drilled the 1,158-m section at an average rate of 12.7 m/hr.

In Russia, new Smith Viking* bit technology and Drilling & Measurements PowerPak* steerable motors were used to improve drilling performance in the 8 5/8-in well sections in the Vankor field for Rosneft. The improved design of the Smith Viking bits led to better steerability in these sections with difficult 3D directional profiles, resulting in a reduced number of trips and improved average rates of penetration compared to previous wells drilled in the field. Viking bit technology has been specifically developed for the Russian land drilling market.

In the Cana field in Oklahoma, a new design for the Smith MSi713 bit that helped improve rate of penetration was created in collaboration with Cimarex engineers. The bit was deployed with PowerDrive Archer* high build rate technology to achieve the highest footage per day ever drilled in the curve section of the wells in the field.

In California, Schlumberger sidetracking services successfully completed the first known three-casing whipstock exit in North America utilizing the Trackmaster* whipstock and sidetracking system with a FasTrack* one-trip mill to successfully mill through 7-in, 8 5/8-in and 13 3/8-in casings in a single run.

In the Norwegian sector of the North Sea, M-I SWACO EMS-4400 oil-based mud technology was deployed for Statoil on the Crux exploration well. Compared to alternative systems, the new drilling fluid offered an improved viscosity profile, barite sag stability, low fluid loss at high pressure and high temperature as well as low equivalent circulating density. On this well, the EMS-4400 system was formulated for minimum impact on geochemical logging and displayed excellent performance and maintainability.

Production Group

Third-quarter revenue of $3.7 billion declined $62 million or 2% sequentially, but grew $202 million or 6% year-on-year. Pretax operating income of $548 million was 11% lower sequentially and declined 24% year-on-year.

Sequentially, revenue decreased primarily due to Well Services in North America land where the oversupply of hydraulic horsepower continued to exert downward pricing pressure on flat activity as a seasonal recovery in Canada was offset by a decline on land in the US. This decline was partially offset by increases in Well Services revenue in the Middle East & Asia and Europe/CIS/Africa Areas, Well Intervention Services activity in the North Sea and Russia, and higher Completions product sales across all the Areas including the subsea project start-up in Russia.

Pretax operating margin decreased 148 bps sequentially to 14.9% and declined 572 bps year-on-year. The sequential decline was largely attributable to the drop in US land rig count and consequent lower pricing due to excess pressure pumping capacity. In addition, cost inflation for raw materials continued to impact margins. This was partially offset, however, by increased Completions margins through improved asset utilization, as well as by better activity mix for Well Intervention Services technologies.

Highlights during the quarter included successes for a number of Production Group technologies.

In China, Well Services HiWAY* flow-channel hydraulic fracture technology was deployed for PetroChina Changqing on three vertical wells in the Zhuang 211 block. After treatment, the initial well production levels showed significant improvement compared to offset wells normalized to reservoir parameters. Additional wells are being studied for further application of the HiWAY technique.

In Egypt, Well Services HiWAY flow-channel hydraulic fracture technology was deployed for Qarun Petroleum Company under low-temperature reservoir conditions on both injection wells and wells to be refractured. On one injector well, the HiWAY treatment resulted in a water injection rate higher than offset wells, without operational constraints. In addition, on one marginal producer well, HiWAY treatment led to a fivefold increase in total fluid production at reduced water cut, so making the well economic.

In Mexico, Well Services HiWAY flow-channel hydraulic fracture technology was successfully deployed for Iberoamericana de Hidrocarburos S.A. de C.V. in the Nejo field. Cumulative post-stimulation well production over a five-month period was 20% higher than average values for the region. Based on these results, Iberoamericana de Hidrocarburos plans to continue using HiWAY technology on upcoming wells, and is considering expanding the scope of wells to be treated.

In Argentina, Schlumberger completed a comprehensive field study using data from exploratory wells that led to improved completion strategies for unconventional gas development in the Vaca Muerta formation. The advanced workflows used 3D seismic, mineralogy, 1D mechanical earth models, drilling, completion, microseismic, and production data in combination with Mangrove* reservoir-centric stimulation design software to place fractures into higher-quality rock leading to improved production.

In Algeria, Well Services StageFRAC*‡ multistage fracturing and completion technology was successfully deployed to fracture-stimulate a 950-m horizontal section in a well for Storm Ventures International. The nine-stage operation represented the largest multistage job executed to date on the African continent, and additional wells are now being studied for further implementation of this technique.

In order to help meet natural gas demand in Saudi Arabia, Saudi Aramco and Schlumberger have been collaborating on deployment of new technologies to increase stimulation performance in challenging reservoir conditions. Well Services ThermaFRAC* shear-tolerant, high-temperature fracturing fluid has now been successfully introduced to increase gas production in a deep, high-temperature, high-pressure gas-bearing sandstone reservoir in the Kingdom. The continuous fracturing fluid mixing technique used during the treatment improved overall operational flexibility and efficiency.

In India, Schlumberger successfully executed three high-pressure, high-temperature hydraulic stimulation treatments using Well Services ThermaFRAC shear-tolerant high-temperature fracturing fluid for Gujarat State Petroleum Corporation Ltd in the Krishna-Godavari basin. The treatments were performed in a technically challenging environment, with downhole temperatures reaching 415 degF, and surface pressures of 13,500 psi. The simplified formulation of ThermaFRAC technology resulted in reduced logistics and a job preparation cycle under one-and-a-half months.

In Kuwait, Well Services ThermaSTONE* thermally stable cement for steamflood applications was introduced on a multiwell heavy oil thermal reservoir development drilling campaign. Compared to conventional thermal cementing technologies used in the past, ThermaSTONE technology was successfully deployed at a temperature of 400 degF and demonstrated its ability to withstand the dynamic thermal and pressure changes that occur during steam injection.

In Libya, Schlumberger Well Intervention Services technologies were deployed to provide selective zonal isolation in oil producing wells in the AL JURF field for Mabrouk Oil Operations. In a rig-less coiled-tubing services operation, a CoilFLATE* packer was used to temporarily isolate a zone by injecting gel into the formation, while ACTive* in-well live performance technology provided accurate depth correlation and quality assurance of the packer-setting process. The results were highly successful and will permit operational and quality optimization on future treatments.

In Brazil, Schlumberger Well Intervention Services ACTive Matrix in-well live performance, CoilFLATE HPHT coiled tubing through-tubing inflatable packer and Jet Blaster* jetting scale removal technologies were deployed to evaluate matrix stimulation treatments on wells in the Marlim and Baleias fields for Petrobras. The results from ACTive pressure and temperature monitoring in combination with post-treatment production logging demonstrated that this technology combination can optimize matrix stimulation treatments in multiple zones with highly contrasted permeability profiles. The development of this technique in Brazil was made possible through the joint efforts of Schlumberger Technologies and Petrobras engineering.

In Malaysia, Schlumberger Completions installed the first Tool Operating and Data Acquisition (TODA) system for transmitting permanent downhole gauge data from wells in an offshore Sabah field for PETRONAS. The transmission of well data from the offshore platform to the Schlumberger office in Kuala Lumpur via satellite enabled Schlumberger PetroTechnical Services experts to work on the customer’s reservoir management plan, supported by Advanta* on-time production analysis and optimization software for quality control and workflow benchmarking. As a result of this production solution, personnel trips and interventions to the offshore platform have been reduced, particularly during the monsoon season, which has led to significant cost savings for the customer.

BP has awarded Schlumberger the completions work on wells 48-55 of the Greater Plutonio development in Angola, Block 18. The award covers upper and lower completions including sand screens and gravel packing. Schlumberger has so far installed 40 such completions on the Greater Plutonio project.

In Mexico, Schlumberger Artificial Lift was awarded a five-year contract for electrical submersible pumps by PEMEX. The scope of work includes pump installations on 112 heavy-oil offshore wells, some of which will be equipped with dual completions. The contract includes provision of other Schlumberger Completions products and services and information connectivity solutions.

In Angola, Framo has recently been awarded a $200-million contract by Total E&P Angola for a complete multiphase subsea pumping system for the GirRI Girassol Resource Initiatives Project. The pumping system used by Framo, the industry leader in multiphase subsea pumping and metering, is based on the latest development of the helico-axial technology, capable of delivering high differential pressures for improved oil recovery.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing more than 115,000 people representing over 140 nationalities and working in approximately 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague, and reported revenues of $36.96 billion in 2011. For more information, visit www.slb.com.

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*	Mark of Schlumberger or of Schlumberger Companies.
†

Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. The EcoScope and NeoScope services use technology that resulted from this collaboration.

‡	StageFRAC Services incorporate Packers Plus® technology.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, October 19, 2012. The call is scheduled to begin at 8:00 a.m. US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1059 within North America, or +1-612-234-9959 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until November 19, 2012 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 255344.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com